Exhibit 99

Knight Transportation, Inc. Reports Revenue and Net Income for the First Quarter Ended March 31, 2010

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest truckload carriers, reported revenue and earnings for the first quarter ended March 31, 2010.  Highlights included:

●	Total revenue increased 11.4% to $165.7 million.

●	Revenue before fuel surcharge increased 5.4% to $140.3 million.

●	Net income increased 5.1% to $12.3 million.

●	Diluted earnings per share increased to $0.15 from $0.14.

For the quarter, total revenue increased 11.4%, to $165.7 million from $148.7 million for the same quarter of 2009.  Revenue before fuel surcharge increased 5.4% to $140.3 million compared to $133.1 million in the first quarter of 2009.  Net income increased 5.1% to $12.3 million from $11.7 million for the same period of 2009. Net income per diluted share for the quarter was $0.15, compared to $0.14 for the same period of 2009.

The company previously announced a quarterly cash dividend of $0.05 per share to shareholders of record on March 5, 2010, which was paid on March 26, 2010.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“The operating environment grew increasingly positive during the first quarter 2010.  We appear to be firmly in a recovering truckload freight market.  Evidence of the recovery includes our 3.8% improvement in average miles per tractor for the quarter.  This improvement marks the second consecutive quarter with increased year over year average miles per tractor following the 2.1% increase in the fourth quarter of 2009.  Market share growth continued in the first quarter as we hauled 10.8% more loads than the first quarter of 2009.

“In the first quarter, equipment productivity, as measured by average revenue before fuel surcharge per tractor in the quarter, increased 3.8% as compared to the same period last year.  In this strengthening freight market we were able to decrease our non-paid empty miles by 12.8% from 12.5% to 10.9%.  This improvement in non-paid empty miles offset a 1.9% decline in average freight revenue per loaded mile as average freight revenue per total mile was flat, year over year.  Our average length of haul decreased 3.5% to 464 miles from 481 miles in the same period last year, while increasing sequentially 1.3% from the fourth quarter of 2009.

“The U.S. average cost of diesel fuel per gallon during the first quarter increased 31% to $2.85 from $2.19 for the same period last year.  This significant increase in fuel prices resulted in a $0.02 per share negative impact to our net fuel expense.

“On a consolidated basis, Knight Transportation produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 86.8% in the first quarter of this year compared to 85.4% in the same period last year.  Our average fleet, including owner operators, grew by 1.0%, year over year, to 3,759 tractors.

“In the quarter, our gain on the sale of equipment decreased to $583,800 from $839,300 for the same period last year.  We continue to operate a relatively young fleet of late-model equipment that consists primarily of tractors equipped with 2007 U.S. EPA emission compliant engines.  Our service center network allows us to efficiently maintain this equipment.  We have now taken delivery of our first 2010 tractors that meet the 2010 U.S. EPA emission standards, which are the cleanest burning diesel engines available.

“We continue to remain focused on refining our operating model to create additional efficiencies, offering customers a high level of service through our network of service centers, and preparing for growth opportunities that will enhance the returns for our shareholders over time.  We continue to actively evaluate strategic opportunities that can create value for our stakeholders without undue risk.  We have significant financial flexibility and a strong balance sheet, with $531.1 million of stockholders’ equity, $114.9 million in cash and short term investments, and zero debt at March 31, 2010.”

The company will hold a conference call on April 21, 2010 at 6:00 PM EDT, to further discuss its results of operations for the quarter ended March 31, 2010. The dial in number for this conference call is 1-866-837-9789. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “First Quarter 2010 Conference Call Presentation”.

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, intermodal and brokerage services to customers through a network of service centers located throughout the United States serving North America. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2010	2009
REVENUE:
Revenue, before fuel surcharge	$140,316	$133,129
Fuel surcharge	25,375	15,590
TOTAL REVENUE	165,691	148,719

OPERATING EXPENSES:
Salaries, wages and benefits	47,783	48,304
Fuel expense - gross	40,235	28,879
Operations and maintenance	11,048	9,988
Insurance and claims	5,759	5,316
Operating taxes and licenses	3,051	3,561
Communications	1,326	1,472
Depreciation and amortization	17,965	17,701
Purchased transportation	16,786	10,695
Miscellaneous operating expenses	3,158	3,354
	147,111	129,270
Income From Operations	18,580	19,449

Interest income	434	306
Other income/(expense)	817	(21)

Income Before Income Taxes	19,831	19,734
INCOME TAXES	7,487	7,990

NET INCOME	$12,344	$11,744
Net Income Per Share
- Basic	$0.15	$0.14
- Diluted	$0.15	$0.14
Weighted Average Shares Outstanding
- Basic	83,354	83,335
- Diluted	84,117	83,611

BALANCE SHEET DATA:
	03/31/10	12/31/09
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$11,108	$30,812
Short term investments	103,748	66,942
Accounts receivable, net	75,673	73,327
Notes receivable, net	974	520
Related party notes and interest receivable	4,127	3,944
Prepaid expenses	8,253	7,323
Assets held for sale	10,610	12,258
Other current assets	3,690	3,571
Current deferred tax asset	5,622	5,755
Total Current Assets	223,805	204,452

Property and equipment, net	449,359	461,039
Notes receivable, long-term	2,238	2,906
Goodwill	10,328	10,333
Intangible assets, net	98	114
Other assets and restricted cash	7,794	7,629

Total Assets	$693,622	$686,473

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$6,393	$14,022
Accrued payroll and purchased transportation	8,272	6,170
Accrued liabilities	17,747	11,199
Claims accrual - current portion	13,757	14,298
Dividend Payable	140	70
Total Current Liabilities	46,309	45,759

Claims accrual - long-term portion	11,833	12,421
Deferred income taxes	104,357	108,135
Total Long-term Liabilities	116,190	120,556

Total Liabilities	162,499	166,315

Commitments and Contingencies

Common stock	834	833
Additional paid-in capital	118,209	115,348
Retained earnings	412,080	403,977
Total Shareholders' Equity	531,123	520,158

Total Liabilities and Shareholders' Equity	$693,622	$686,473

	Three Months Ended March 31,

	2010	2009
	(Unaudited)	(Unaudited)

OPERATING STATISTICS			%
			Change
Average Revenue Per Tractor*	$35,258	$33,983	3.8%

Non-paid Empty Mile Percent	10.9%	12.5%	-12.8%

Average Length of Haul	464	481	-3.5%

Operating Ratio**	86.8%	85.4%

Average Tractors - Total	3,759	3,721	1.0%

Tractors - End of Quarter:
Company	3,430	3,443
Owner - Operator	335	246
	3,765	3,689

Trailers - End of Quarter	8,396	8,871

Net Capital Expenditures (in thousands)	$13,212	$10,880

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$32,183	$47,850

*	Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

***
Adjusted cash flow from operations of $32,183 for the quarter ended March 31, 2010 does not include $36,806 increase in short-term trading investments, and adjusted cash flow from operations of $47,850 for the comparative quarter ended March 31, 2009 does not include $14,786 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Dave Jackson, CFO, at (602) 269-2000

Back to Form 8-K